Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259733

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated September 30, 2021)

SPIRE GLOBAL, INC.

61,883,713 Shares of Class A Common Stock

6,600,000 Warrants to Purchase Class A Common Stock

18,099,992 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated September 30, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-259733). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale of (i) 24,500,000 shares of Class A common stock, par value $0.0001 per share issued in the PIPE Investment by certain of the selling securityholders, (ii) 35,306,951 shares of Class A common stock issued to certain securityholders in connection with the Business Combination, (iii) 2,076,762 shares of Class A common stock issuable to certain securityholders pursuant to the Earnout, and (iv) 6,600,000 warrants to purchase shares of Class A common stock originally issued in connection with our initial public offering (“private placement warrants”). The Prospectus and this prospectus supplement also relate to the issuance by us of up to 18,099,992 shares of Class A common stock that are issuable by us upon the exercise of the private placement warrants and the exercise of 11,499,992 warrants that were previously registered (“public warrants”).

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The selling securityholders may sell the securities described in the Prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from such sales, but we will receive the proceeds from the exercise of the warrants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them in disposing of these securities. We will bear all other costs, fees and expenses incurred in effecting the registration of these securities, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in the Prospectus. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in the Prospectus.

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Our Class A common stock is traded on NYSE under the symbol “SPIR.” Our public warrants are traded on the NYSE under the symbol “SPIR.WT” and, after resale, our private placement warrants will also trade under the same ticker symbol as the public warrants. On November 3, 2021, the last quoted sale price for our Class A common stock as reported on NYSE was $5.78 and the last reported sale price of our public warrants was $1.25.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus.

You should rely only on the information contained in the Prospectus and this prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2021

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Towers Crescent Drive Suite 1100 Vienna, Virginia		22182
(Address of principal executive offices)		(Zip code)

(202) 301-5127

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SPIR	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SPIR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Officer

Spire Global, Inc.’s (the “Company”) Vice President and General Manager, Federal, Keith Johnson, is leaving the Company effective December 31, 2021 (the “Departure Date”). Pursuant to Mr. Johnson’s employment offer letter, subject to certain conditions therein, he has the right to receive an amount of cash equal to six months of his current annual base salary payable in 12 equal monthly installments following the Departure Date with the first installment payable by the last day of the first full month following the Departure Date and each subsequent installment payable by the last day of the next month. In the event of a breach by Mr. Johnson of any of his continuing obligations under his employment agreement or proprietary information and inventions agreement, the Company’s obligations regarding the foregoing payments will cease.

Theresa Condor, the Company’s Chief Operating Officer, is assuming the responsibilities of the General Manager, Federal.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2021

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Name:	Peter Platzer
Title:	Chief Executive Officer